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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

MARCATO CAPITAL MANAGEMENT LP MARCATO INTERNATIONAL MASTER FUND LTD. MARCATO SPECIAL OPPORTUNITIES MASTER FUND LP SCOTT O. BERGREN RICHARD T. MCGUIRE III SAM ROVIT EMIL LEE SANDERS
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On February 22, 2017, Marcato Capital Management LP and certain affiliates issued the following presentation:

 BUFFALO WILD WINGSFEBRUARY 2017

 DISCLAIMER   *   The views expressed in this presentation (the “Presentation”) represent the opinions of Marcato Capital Management LP and/or certain affiliates (“Marcato”) and the investment funds it manages that hold shares in Buffalo Wild Wings, Inc. (the “Company”). This Presentation is for informational purposes only, and it does not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person who may receive the Presentation, and should not be taken as advice on the merits of any investment decision. The views expressed in the Presentation represent the opinions of Marcato, and are based on publicly available information and Marcato analyses. Certain financial information and data used in the Presentation have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) by the issuer or other companies that Marcato considers comparable. Marcato has not sought or obtained consent from any third party to use any statements or information indicated in the Presentation as having been obtained or derived from a third party. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed in the Presentation. Information contained in the Presentation has not been independently verified by Marcato, and Marcato disclaims any and all liability as to the completeness or accuracy of the information and for any omissions of material facts. Marcato disclaims any obligation to correct, update or revise the Presentation or to otherwise provide any additional materials. Neither Marcato nor any of its affiliates makes any representation or warranty, express or implied, as to the accuracy, fairness or completeness of the information contained herein and the recipient agrees and acknowledges that it will not rely on any such information. Marcato recognizes that the Company may possess confidential information that could lead it to disagree with Marcato’s views and/or conclusions. Funds managed by Marcato currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading—buying and selling—securities. Marcato may buy or sell or otherwise change the form or substance of any of its investments in any manner permitted by law and expressly disclaims any obligation to notify any recipient of the Presentation of any such changes. There may be developments in the future that cause funds managed by Marcato to engage in transactions that change the beneficial and/or economic interest in the Company.The Presentation may contain forward-looking statements which reflect Marcato’s views with respect to, among other things, future events and financial performance. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if Marcato’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Marcato that the future plans, estimates or expectations contemplated will ever be achieved. The securities or investment ideas listed are not presented in order to suggest or show profitability of any or all transactions. There should be no assumption that any specific portfolio securities identified and described in the Presentation were or will be profitable. Under no circumstances is the Presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security, nor does the Presentation constitute either an offer to sell or a solicitation of an offer to buy any interest in funds managed by Marcato. Any such offer would only be made at the time a qualified offeree receives the Confidential Explanatory Memorandum of such fund. Any investment in the Marcato Funds is speculative and involves substantial risk, including the risk of losing all or substantially all of such investment.This document is the property of Marcato, is intended solely for the addressee and may not be published or distributed without the express written consent of Marcato. This document is not intended for public use or distribution.

 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS   *   Marcato International Master Fund, Ltd. (“Marcato International”) and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2017 annual shareholders meeting of Buffalo Wild Wings, Inc., a Minnesota corporation (“BWW”). The participants in the proxy solicitation are Marcato International, Marcato Capital Management LP, Marcato Special Opportunities Master Fund LP (“Marcato Special Opportunities Fund”), Emil Lee Sanders, Richard T. McGuire III, Sam Rovit and Scott O. Bergren (collectively, the “Participants”).MARCATO STRONGLY ADVISES ALL SHAREHOLDERS OF BWW TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV[SEC.GOV]. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).As of the date hereof, Marcato International directly owns 950,000 shares of common stock, no par value, of BWW (the “Common Stock”), representing approximately 5.4% of the outstanding shares of Common Stock and Marcato Special Opportunities Fund directly owns 26,100 shares of Common Stock, representing approximately 0.2% of the outstanding shares of Common Stock. In addition, Marcato Capital Management LP, as the investment manager of Marcato International and Marcato Special Opportunities Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato and Marcato Special Opportunities Fund, therefore, may be deemed to be the beneficial owner of such shares. By virtue of Mr. McGuire’s position as the managing partner of Marcato Capital Management LP, Mr. McGuire may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock held by Marcato International and Marcato Special Opportunities Fund and, therefore, Mr. McGuire may be deemed to be the beneficial owner of such shares.

HISTORY OF OVER-PROMISING AND UNDER-DELIVERING WITH NO ACCOUNTABILITY

- Buffalo Wild Wings has an unfortunate history of misrepresenting that they are on the verge of rolling out new initiatives that will improve performance and shareholder value
- This pattern is observable throughout the business, but these materials will focus on four areas:
  - "4-Wall" Margin Targets
  - International Development
  - Technology & Innovation
  - Guest Experience Captains
- Management has repeatedly failed to deliver on its stated goals without any recognition of or explanation for these shortfalls
- **The Board has failed in its responsibility to provide oversight and accountability on behalf of shareholders for management's mishandling of critical business-driving initiatives**

MARCATO

3

  *   MARCATO’S NOMINEES HAVE SIGNIFICANT EXPERTISE IN CRITICAL BUSINESS AREAS LACKING AMONG CURRENT DIRECTORS  Source: BWLD 2015 Form DEF-14A filed 3/25/16. Company press releases.

 I. “4-wall” margin targets   *

OVERVIEW – 20% "4-WALL" MARGIN TARGETS

- At the 2016 Analyst Day in August, the management team of Buffalo Wild Wings made a commitment to achieving a 20% "4-wall" margin across all company-operated stores
  - This had already been stated as a goal for BWLD during prior presentations and public conference calls
- Management guided observers to expect to hear more detail regarding their plan to achieve this target by February 2017—six months after the Analyst Day—saying that it was still too early in the process of cost improvement to quantify the sources of opportunity
- On the Q3'16 earnings call, management quantified 90 bps of identifiable cost savings (from waste reduction and optimized staffing), leaving 150 bps of additional savings across other buckets unidentified and unquantified, and suggested that such buckets would be described in more detail on the Q4'16 earnings call in February
- On the Q4 '16 call, the targeted date of achieving the 20% margin goal was conspicuously absent from management's prepared remarks. It was not until Q&A, after being prompted by an analyst, that management reiterated the 2018 timing of the 20% "4-wall" margin target, but again failed to quantify the remaining sources of margin improvement opportunity other than to suggest that the goal would be achieved through refranchising low-margin units
- We believe this sleight of hand is egregious and underscores management's lack of urgency and poor oversight over the profitability of its owned-and-operated units

MARCATO
6

  *   WITHOUT A PLAN IN MIND, MANAGEMENT FELT COMFORTABLE ARTICULATING THEIR TARGET  “I hope if you took away one thing, it’s that our focus is on getting to 20% restaurant-level margins across the system. We think we have cost of sales in pretty great shape, certainly a focus on labor from hours to deploying Guest Experience Captains, etc.”– 8/16/16 Analyst Day  Source: Company filings and presentation transcripts.

 2016 ANALYST DAY: “WE’RE CONFIDENT” AND “WE’RE WORKING ON IMPROVING”   *   AS MARCATO NOTED AFTER THE 2016 ANALYST DAY, THE PLAN DID NOT QUANTIFY SPECIFIC AREAS OF OPPORTUNITY    “We’re confident that we’ll get to the 20% restaurant-level cash flow that we have historically seen. Our starting point is the leverage that comes from positive same-store sales”“We have opportunities to centralize the monitoring of our invoices and believe we can get some leverage here as well as leveraging our vendor partnerships. We’re in the process of creating tools for expense controls at the restaurant level”“From a COGS perspective, we believe that we can leverage our purchasing power with volume discounts on alcohol…We’re working on automated tools to reduce our waste”“We’re working on improving our [labor] productivity, consistently adjusting our labor-to-sales trends and using our Captain hours more efficiently and effectively”  Source: BWLD 2016 Analyst Day, slide 106.  Jeff Farmer, Wells Fargo: “So you were asked about it a couple different times, but what is the timeline for when you expect to be able to detail any of those restaurant-level or G&A cost control opportunities? Is it Q3? Is that too much to hope for?”Sally Smith, CEO: “I think it’s too much to hope for…I would say that I would be targeting sometime in February”  WHEN ASKED AT WHAT POINT DETAILS WOULD BE SHARED, MANAGEMENT DEFERRED UNTIL THE Q4’16 EARNINGS CALL

10/26/16: "EXPECT TO HAVE A QUANTIFIABLE UPDATE ON OUR FEBRUARY EARNINGS CALL"

- On the Q3'16 earnings call, management stated that they had identified opportunities to achieve a 20% "4-wall" margin by the end of 2018 through improvements in COGS, labor, and operating expenses
- Management's plan disclosed a total of 90bps of margin improvement achievable through the end of 2017, and indicated that the remaining 150bps of opportunity would be quantified on the Q4'16 call in February
- It remains puzzling how BWLD could plan to achieve 240bps of margin improvement over 9 quarters, but be unwilling to quantify the specific action items or measurable goals required to get there

IDENTIFIED OPPORTUNITIES FOR 20% MARGIN TARGET WERE INCOMPLETE FROM THE START—ARE THEY STILL ON THE TABLE?



17.6%
+20 bps
+20 bps
+30 bps
+20 bps
90 bps of Variable Cost Opportunity Identified in Oct. '16
18.5%
+150 bps
Said in Oct. '16 to include reduced programming fees and uniform costs, with an update to be offered in February
20.0%
Gap from Q4'16 is now 440bps
15.6%
Q3'16 "4-wall" Margin
Reduced Boneless Wing Pricing
Waste Reduction
Impact in Q4'16
Impact in FY'17
"4-Wall" Margin from Quantified Buckets
Gap to 2018 Target Expected for Q4'16 Call
20% Target by End of 2018
Q4'16 Actual
COGS Margin Opportunities
Optimized Guest Captain Hours

Source: Company filings and presentation transcripts.

MARCATO 9

 LACK OF CLARITY ON PATH TO 2018 TARGETS HAS LED SELL-SIDE ANALYSTS TO QUESTION WHETHER THE TARGETS ARE EVEN STILL ACHIEVABLE   *   “With just 10-30 bps of margin expansion targeted this year, the 2018 guide is back-end weighted…Relative to guidance for 20% by the end of 2018, we think it will take longer…Investors remain skeptical 20% margins can be achieved by 2018”– Dennis Geiger, UBS  Source: Wall Street research following BWLD’s Q4’16 earnings results, dated 2/8/17.  “[T]he achievability of [the 20%] goal appears less certain near-term given SSS expectations, higher wing pricing and some benchmarking work that still needs to be done. We would have expected BWLD to be further along in that process”– John Glass, Morgan Stanley  “Margin targets [are] a tough hurdle, in our opinion…Given 3.5-4.5% wing inflation…and 3-4% wage inflation, the unit-level margin leverage will need to be driven by occupancy and other operating. We also believe management’s 2018 unit-level margin target of 20% is at risk”– Nick Setyan, Wedbush

SELL-SIDE ESTIMATES REVEAL ABSENCE OF CREDIBILITY IN MANAGEMENT'S STATED TARGETS

	Fiscal Year	
	2017	2018
SELECTED "4-WALL" MARGIN ESTIMATES		
Credit Suisse	17.6%	17.5%
Stifel Nicolaus	17.5%	17.7%
Oppenheimer	17.6%	
Wedbush	17.7%	17.8%
Morgan Stanley	17.8%	
Keybanc	17.8%	
BTIG	17.8%	17.9%
Jefferies	17.9%	18.0%
Cannacord Genuity	17.8%	18.2%
Robert W. Baird	17.9%	18.4%
Buckingham	17.6%	18.5%
Cowen	17.8%	18.5%
Barclays	17.8%	18.5%
Telsey	18.0%	18.5%
UBS	17.8%	18.6%
Guggenheim	18.0%	19.0%
Max	***18.0%***	***19.0%***
Average	***17.8%***	***18.2%***
Median	***17.8%***	***18.4%***
Min	***17.5%***	***17.5%***

- Management guidance calls for 10-30bps of "4-wall" margin improvement above the 17.7% result for FY 2016, implying 17.8%-18.0% for FY 2017
- Estimates give minimal credit to subsequent margin improvement in 2018, despite management's tenuous verbal commitment to achieving 20% margins by the end of the year
- These estimates reveal that analysts are unwilling to give management credit for their open-ended promises in the absence of a clear, quantifiable margin plan that does not rely on SSS growth alone
- While this display of skepticism is informed by a challenging labor & wing price environment, we believe these issues have been persistent secular trends for years, and should have been incorporated into management's margin plan well before announcing the 20% target

MARCATO Source: Wall Street research following BWLD's Q4'16 earnings results.

11

  *   MANAGEMENT (FALSELY) CLAIMED THAT ITS PROCESS WAS JUST BEGINNING IN OCT. 2016  “We’re targeting several areas of reduction in operating expense…As we are early in the process on these initiatives, expect to have a quantifiable update on our February earnings call”  Source: Q3 2016 earnings call transcript.  “We didn’t really specify when we thought we could achieve that 20%, so we wanted to go back, look at specific costs, the programs that it would take to take those costs out, and we think there’s opportunity”  In defense of not being able to quantify the expected margin benefit from its intended cost-saving initiatives, management attempted to describe their efforts as being in the early stages, and that updates could be expected by the February earnings call

 IN FACT, ACHIEVING A 20% “4-WALL” MARGIN WAS AN EXPLICIT AND LONG-STANDING GOAL WELL BEFORE THE Q3’16 EARNINGS CALL OR 2016 ANALYST DAY   *   “Our goal for restaurant level cash flow is 20%... I think for a long-term goal for us, we think it’s pretty accurate, and we think we’re getting very close to being there consistently…As it relates to the 20% target, I think that it’s a target we’ve had for several years”– Q1 2014 Earnings Call  “Restaurant level cash flow…[is] nearing our goal of 20%”– Q4 2013 Earnings Call  “[O]ur overall goal at the restaurant level is cash flow of 20% or greater”– Q2 2015 Earnings Call  Source: Company filings and presentation transcripts.

  *   SHAREHOLDERS HAVE A RIGHT TO KNOW: WHY IS THE EFFORT ONLY STARTING NOW?  Source: Company filings and presentation transcripts.  “[N]ow is the time to do a thorough review of our cost structure to identify opportunities for new efficiencies. We are currently undertaking an in-depth review of our operating and managerial activities and are in the midst of several projects to benchmark and identify what we call doing the right work in the right place with the right resources”– Q4’16 Earnings Call  The time to review BWLD’s cost structure was before articulating the 20% margin target by 2018, not afterwards“Benchmarking” is a basic procedure that should be part of every restaurant executive’s repertoire—why is Buffalo Wild Wings only “in the midst” of it now?

 2/7/16: “THE SALE & REFRANCHISING OF [COMPANY-OWNED UNITS] IMPROVES MARGINS”   *   “We did talk about 20% margin goals…While we want it certainly to be in the area of cost improvement…also the sale and re-franchising of [company-owned restaurants] improves margins” – Q4 2016 Earnings Call  Source: Company filings and presentation transcripts.Note: Charts not to scale. For illustrative purposes only.

 II. International development   *

 OVERVIEW - INTERNATIONAL  The management team of Buffalo Wild Wings has offered the investment community numerous unsolicited promises regarding its development plans outside the United States since 2010Despite advertising their efforts as “active” for 5+ years, Buffalo Wild Wings’ non-U.S. presence remains woefully small in relation to the executive team’s stated expectationsWhile Marcato appreciates that international expansion can be a challenging, multi-year process, we feel that Buffalo Wild Wings has either set unrealistic public expectations, or has failed to meet its stated objections for growthWe believe management must be held accountable for having serially misled investors and analysts by providing long-term targets that have gone verifiably unachieved over several years   *

PERPETUAL EXTENSION OF INTERNATIONAL TARGETS

APRIL 2014: 400 INTERNATIONAL STORES IN 7-10 YEARS (2021-2024)


400
INTERNATIONAL
RESTAURANTS
IN 7-10 YEARS

AUGUST 2016: 400 INTERNATIONAL STORES IN 10 YEARS (2026)

10 YEAR INTERNATIONAL GOAL

Per p. 2 of the 2016 10-K, this has been extended again to __10-12 years__!

400

INTERNATIONAL RESTAURANTS

- At the inaugural analyst day in April 2014, BWLD announced a 7-10 year plan to open 400 stores outside of the US and Canada
  - Implied completion window of 2021-2024
  - "We are actively pursuing partnerships in India,...South Korea, and Vietnam"
- Over two years later, at the Analyst Day in August 2016, management offered an identical plan for 400 stores to be opened over 10 years
  - Implied completion in 2026, suggesting the original plan's 7-10 year horizon from 2014 has been elongated by 2-5 years
  - Openings in multiple geographies have either been delayed or cancelled, despite the description of partnership discussions as "active"
- 2016 10-K: "We intend to open 400 restaurants internationally in the next 10 to 12 years"
- **BWLD has evaded accountability for its execution by significantly altering its targets without adequately communicating to investors**

MARCATO

Source: Company filings and presentation transcripts.

18

CANADA DEVELOPMENT HAS INEXPLICABLY STALLED

APRIL 2014: 50+ UNIT OPPORTUNITY REMAINING IN CANADA



POTENTIAL TRADE AREAS

(red)	Tier I:	50 +
(orange)	Tier II:	31 – 50
(yellow)	Tier III:	11 – 30
(grey)	Tier IV:	1 – 10

AUGUST 2016: CANADA'S UNIT POTENTIAL STILL FULLY UNTAPPED

Opportunity for incremental 50+



NOW: POTENTIAL TRADE AREAS

1	Tier I:	50 +
1	Tier II:	31 – 50
14	Tier III:	11 – 30
36	Tier IV:	1 – 10

- For years, Canada has been identified as a potential growth market for Buffalo Wild Wings
  - Potential for 50 Canada units to open within five years (by 2016) published in 2010 10-K
  - Target was expanded to 100 units just four months later: "Ultimately, we believe that…Canada can support about 100 locations" - Oppenheimer Consumer Conference, 6/28/11
  - 100-unit expectation was reiterated at the Robert W. Baird Growth Stock Conference in May 2012
- Since the 2014 Analyst Day, Buffalo Wild Wings *has not opened a single net new unit in Canada*, despite identifying this as a significant growth opportunity nearly three years ago
- August 2016: "We are looking at further development of Canada and we have already determined certain markets such as Quebec make more sense to be franchised"

MARCATO

Source: Company filings and presentation transcripts.

19

  *   “Our plan is to…have 50 units opened [in Canada] during the next five years”– Mary Twinem, Cowen Consumer Conference January 2011  2011: BWLD TARGETS 50 UNITS IN CANADA OVER 5 YEARS…    BWLD HAS NOT MET ITS ORIGINAL 5-YEAR DEVELOPMENT GOALS FOR CANADA  “We…anticipate opening a total of 50 units in Canada over the next 5 years”– BWLD 2010 10-K (Feb. ‘11), Q1’11 10-Q (May ‘11), Q2’11 10-Q (Aug. ‘11)  …AND FORMALLY REITERATED THAT TARGET IN SUBSEQUENT SEC FILINGS    “We anticipate having 20 locations open throughout Canada by the end of 2013”– Sally Smith, Oppenheimer Consumer Conference June 2011  2011:     OVER FIVE YEARS LATER, BWLD ACHIEVED LESS THAN 30% OF ITS STATED TARGET (AS OF 12/25/16, 2016 10-K)    Source: Company filings and presentation transcripts.

  *   IN FACT, BWLD IS STILL BELOW ITS STATED GOAL FOR CANADA FOR 2013  “We anticipate having 20 locations open throughout Canada by the end of 2013. Ultimately, we believe that…Canada can support 100 restaurants”– Sally Smith, Oppenheimer Consumer Conference June 2011  WITH 14 STORES IN CANADA IN 2013, BWLD FELL SHORT OF ITS 20-STORE PLAN…AND HAS NOT HAD ANY NET OPENINGS SINCE    Plan for 2013: 20 stores  Plan for 2016: 50 stores  Stagnation in Canada has widened the gap between initial goals and actual results  Source: Company filings and presentation transcripts.

~6 YEARS OF PROMOTION HAVE YIELDED FEW RESULTS

- Since 2010, BWLD has publicly discussed plans in various stages of advancement regarding potential expansion into 17 individual countries
  - Discussions frequently described as "active", even as this pattern spanned multiple years
- Over 6 years later, BWLD has opened stores in just 5 of those countries, representing ~1% of the total system by unit count
  - In countries where BWLD now has stores, the date of first open followed, on average, 3 years of discussion in filings and conference calls
- The record shows that BWLD is eager to promote its potential growth well before those opportunities in fact become actionable

TIMELINE OF STATEMENTS REGARDING INTERNATIONAL EXPANSION PRIOR TO FIRST OPEN, BY COUNTRY



Yrs. since 1st mention
Date of first open
United Kingdom 6.3 yrs. –
Germany 6.3 yrs. –
Panama 5.0 yrs. Mar. '16
Puerto Rico 5.0 yrs. –
Philippines 5.0 yrs. Jan. '15
Saudi Arabia 4.6 yrs. Oct. '15
UAE 4.6 yrs. Sept. '15
Mexico 3.8 yrs. Dec. '13
Taiwan 3.8 yrs. –
Vietnam 3.8 yrs. –
Malaysia 3.8 yrs. –
Singapore 3.8 yrs. –
South Korea 3.8 yrs. –
India 3.4 yrs. –
China 2.9 yrs. –
Brazil 2.9 yrs. –
Australia 0.5 yrs. –
What happened to the Puerto Rico agreement?
Of 17 countries mentioned, only 5 actually entered to-date
Several countries mentioned prematurely: first mentions made well in advance of signed agreements, with only two "initial interest" announcements (Panama, Philippines) resulting in a store opening to-date
Sep-10 Dec-10 Mar-11 Jun-11 Sep-11 Dec-11 Mar-12 Jun-12 Sep-12 Dec-12 Mar-13 Jun-13 Sep-13 Dec-13 Mar-14 Jun-14 Sep-14 Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 Sep-16
Initial interest / Country visit
Partner identified
Discussions "active" / In progress
Signed agreement / Under development
First restaurant opened

MARCATO

Source: Company filings and presentation transcripts.
Note: Analysis excludes Oman, Kuwait, Egypt, Lebanon, Turkey, South Africa, Chile, Colombia, Peru, Costa Rica, and Japan, which were referenced on slide 165 of the 2016 Analyst Day presentation, but not discussed verbally. Oman mentioned subsequently on Q4'16 earnings call.

22

 TARGETS PERPETUALLY PUSHED OUT FURTHER FOR INITIAL DUBAI & SAUDI ARABIA OPENINGS  Source: Company filings and presentation transcripts.  Q2’12 earnings call, 7/24/12  Q4’12 earnings call, 2/12/13  Goldman Sachs Conference, 6/3/13   Q2’13 Earnings call, 7/30/13  Q3’13 Earnings Call, 10/29/13  Q4’13 Earnings call, 2/4/14  2014 10-K, 2/20/15  Baird Conference, 5/5/15  BMO Conference, 5/21/15  Oppenheimer Conference, 6/24/15  Press Release, 9/3/15  Q3 2015 Earnings Call, 10/28/15  *

  *   GUIDANCE FOR PHILIPPINES DEVELOPMENT WAS SIMILARLY MISSED…AND MISSED AGAIN  Source: Company filings and presentation transcripts.  Q2’13 earnings call, 7/30/13  Wells Fargo Retail & Restaurant Summit, 10/1/13  Press Release, 1/27/14  3/13/14 UBS Global Consumer Conference  2014 Analyst Day, 4/2/14  Press Release, 1/28/15  5/5/15 Robert W. Baird Growth Stock Conference  2015 10-K, 2/25/16  *

  *   “We started building an international team over four years ago…Several members of the team have extensive international experience”– Buffalo Wild Wings 2014 Analyst Day, April 2014  DELAYS & TARGET EXTENSIONS DESPITE DEDICATED CORPORATE PERSONNEL & RESOURCES  “We have a group of people dedicated to nothing [other than] getting international franchising off the ground”– Baird Growth Stock Conference, May 2012  “We are funding an international team that is in place to support our current and future franchise partners”– Oppenheimer Consumer Conference, June 2015  Source: Company filings and presentation transcripts.

 III. Technology & innovation   *

 OVERVIEW – TECHNOLOGY & INNOVATION  BWLD’s past statements at investment conferences and on earnings calls include numerous unmet and extended deadlines for implementing customer-facing technology initiativesWe believe it is important that management be held accountable for failing repeatedly to achieve their own stated objectives across a number of seemingly high-priority initiatives, including the development and roll-out of tablet ordering & payment, server handhelds, and the Blazin’ Rewards loyalty programThese initiatives have been discussed as ways to enhance sales, table turns, and profitability, all of which are desperately needed in the current operating environmentIn the same span of time, competitors have successfully implemented similar programs, putting BWLD at a significant disadvantage with consumersThe record of disclosure shows that management has forfeited the credibility to set and meet targets over the span of several years   *

ONLY *ONE OF EIGHT* 2014 ANALYST DAY INITIATIVES WAS ULTIMATELY ACHIEVED ON-TIME

APRIL 2014 ANALYST DAY | INITIAL TIMELINE FOR IMPLEMENTATION

TECHNOLOGY TIMELINE


2014
2015
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
TABLETS
MUSIC & PREMIUM ARCADE
TABLET ORDERING
TABLET PAYMENT
SERVER HANDHELDS
B-DUBS TV
FANTASY SPORTS
LOYALTY
BUFFALO WILD WINGS
Company-Owned Test
Company-Owned Roll-out
Franchise Test
Franchise Roll-Out
To Be Determined

FEBRUARY 2017 | LATEST RESULTS

SCORECARD

In all stores by YE 2015—for gaming & trivia only—but will need to be replaced to support payments
2/3/16: "[W]e'll [offer] premium...later this year"
Functionality exists, but not rolled out
Still in testing
In ~100 stores by YE '16 (only high wage areas)
Rollout to Company units completed in Q2'16
GameBreak launched 9/2/14
Still awaiting system-wide expansion in 2017

Legend
Green = Objective & Timing Met
Red = Late / Still Outstanding / Unannounced

Of eight technology objectives discussed at the 2014 Analyst Day, only one (Fantasy Sports) was explicitly achieved to the extent initially contemplated

MARCATO Source: Company filings and presentation transcripts.

28

  *   ACCOUNTABILITY FOR UNFULFILLED PROMISES FROM 2014 ANALYST DAY: HANDHELDS  2014 ANALYST DAY GOAL: HANDHELDS IN ALL CO. STORES    INITIAL OUTLOOK    “In 2014, we will also begin testing server handheld devices”“Our goal is to roll out these devices to all Company-owned restaurants in 2015”“We will also make these devices available to our franchisees in 2015, but as an option, because of the hardware investment they will have to make”  Source: Company filings and presentation transcripts.  By YE 2015, BWLD had rolled out server handhelds in just 50 stores (~8% of Company-owned system), with fewer than 100 stores expected by YE 2016The devices were meant to limit service times and find “efficiencies” in labor, clearly setting the expectation for broad labor margin alleviationBWLD’s initial discussions of implementing server handhelds explicitly referenced the intention to roll out the devices in all Company stores by 2015At that time, management acknowledged the substantial upfront investment cost (handhelds were optional for franchisees for this reason)BWLD later revised the initial scope of the rollout, limiting plans to “higher-wage states” only“[I]t’s a fairly expensive investment … so it only makes sense in … particularly high labor areas” – July 2016Did management not understand the feasibility of this program in lower-wage regions from the start, or did they willingly overstate the potential labor savings?  ULTIMATE REALITY    In fact, enabling table-side ordering by servers was a key motivation for upgrading & standardizing the POS system across the system, a substantial undertaking that lasted from 2013-15“[I]t was really key to get that infrastructure in place…so we can do table-side ordering” – February 2013

ACCOUNTABILITY FOR UNFULFILLED PROMISES FROM 2014 ANALYST DAY: LOYALTY

2014 ANALYST DAY GOAL: LOYALTY IS ON THE WAY

COMING SOON: BWW LOYALTY PROGRAM!

Blazin' Rewards in < 40% of system stores nearly 3 yrs. later



INITIAL OUTLOOK

- "We want to build a loyalty program that takes a unique approach and gives us further ways to engage our guests and their experiences"
- "Our program is under development this year, with **goals to launch a system-wide loyalty program in 2015**"

ULTIMATE REALITY

- Since its planning stage, which commenced in 2014, BWLD's Blazin' Rewards loyalty program has been a focus area for corporate resources
  - "**I think I have an entire floor of programmers working on that loyalty program right now**" - May 2015 Baird Growth Conference
- Without explanation, the loyalty program has been delayed multiple times from the initial H2'15 target, first to 2016 but more recently to 2017:
  - "[T]he rollout to the entire Buffalo Wild Wings system will be complete by the end of the second quarter" – Q4'16 Earnings Call
- Rollout of Loyalty program to 480 stores is itself only a recent achievement, having been in just ~50 stores as recently as April 2016
  - "Until recently we only had 52 restaurants in five markets" – 2016 Analyst Day

MARCATO

Source: Company filings and presentation transcripts.

30

ACCOUNTABILITY FOR UNFULFILLED PROMISES FROM 2014 ANALYST DAY: TABLET ORDERING

2014 ANALYST DAY GOAL: TABLET ORDERING IMMINENT



TABLET ORDERING: COMING SOON!
TABLESIDE ORDERING
BURGERS & SANDWICHES
READY. ORDER
GUEST CHECK
BUFFALO WILD WINGS
~3 years later, tablet ordering has not been rolled out

INITIAL OUTLOOK

- "And don't worry, menu ordering is coming. We are testing menu ordering on tablets in the second quarter"
- "Our goal is to have [ordering] functionality…in all Company-owned locations by the end of 2014"
- "We are looking at implementing the [EMV] chip processing system. Because of this, we believe guest payment via tablet will be available in 2015"

ULTIMATE REALITY

- BWLD's "testing" has been an ongoing chain of near-perpetual delays, missed targets, and unanticipated pitfalls spanning several years
- Tablet ordering roll-out was delayed in 2015 due to the "unforeseen" fact that adoption was higher when paired with tablet payment
- Since then, even partial initiatives such as re-ordering ("Wing me" & "Beer me") which were first discussed years ago have been held up
- 2016 Analyst Day: "We launched the test of the new tablet platform…We are a little over halfway through that work now: two vendors, both very similar solutions, provide the guest the ability to order from the menu and then when they are finished, pay"
- *Not only* is BWLD *still testing* its tablet ordering & payment functionality, they have not even selected a preferred third-party provider following years of work to build a bespoke solution with its long-time trivia provider, NTN Buzztime

MARCATO

Source: Company filings and presentation transcripts.

31

IN 2014 BWLD SELECTED A COMPANY UNPROVEN IN RESTAURANTS OR PAYMENTS TO DEVELOP ITS TABLET PROGRAM, A CRITICAL PRODUCTIVITY DRIVER IN CASUAL DINING



Buffalo Wild Wings® an ×

ir.buffalowildwings.com/releasedetail.cfm?releaseid=830871

Previous Release | Next Release

Mar 6, 2014

Buffalo Wild Wings® and NTN Buzztime® Bring Next-Generation Tabletop Tablets to North America, Giving Guests All-in-One Solution for Gaming, Music and Ordering Food

New BEOND™ tablets include ability to play trivia against players at other Buffalo Wild Wings restaurants, send specific requests to server at the touch of a button

MINNEAPOLIS--(BUSINESS WIRE)-- Buffalo Wild Wings, Inc. (NASDAQ: BWLD) today announced that it is partnering with NTN Buzztime, Inc. (NYSE MKT: NTN) to bring the company's BEOND tablet-based entertainment platform to all of their North America restaurant locations by the end of 2015. Buzztime's BEOND tablet lets Buffalo Wild Wings Guests order food, request songs and television programming, play games (both multi-player and arcade-style), and pay the bill.

The seven-inch Samsung Galaxy touchscreen tablets are pre-loaded with games and music options. With a mix of complimentary and paid content, the BEOND tablets enable multi-player, multi-location gaming; guests may play popular trivia and poker games against other individuals, another table or even other restaurant locations. The Guest Experience Wingman feature allows Guests to send an alert to their server with pre-defined requests like questions on how to use their Buzztime tablet, set up a Blazin'® wing challenge or requests to have a TV channel changed or get their check.

Already available in approximately 150 corporate-owned locations, it is expected that the tablets will be rolled out to about 500 Buffalo Wild Wings restaurants by the end of 2014 and to all North American locations by late next year.

"Our Guests come to Buffalo Wild Wings for our ultimate sports-viewing atmosphere, flavorful wings and icy beers - but we also wanted to take our personal entertainment platform to the next level," said Ben Nelsen, Vice President of Guest Experience and Innovation for Buffalo Wild Wings. "We worked closely with Buzztime to customize tabletop tablets that align with our brand, streamline some of our most popular gaming and music features and enhance Guests' social interaction with the Buffalo Wild Wings brand. Our intention is that the suite of features will evolve as we continue to listen to our Guests and bring them the best possible in-restaurant experience."

Replacing Buffalo Wild Wings' existing Buzztime Playmaker trivia consoles, the tablets will include complimentary core games such as trivia and poker, with additional paid games and jukebox selections available for Guests interested in a premium experience. Nelsen noted that he expects an ordering and payment feature will be available on the tablets in the second half of 2014, and will help to connect the entertainment and menu experiences.

"Tabletop technology isn't just the future - it's here now," said Buzztime Chief Development Officer Vladimir Edelman. "We already connect millions of people across the country through our games - now we are going beyond that to create an even more connected experience. We are incredibly proud to be deploying our cutting edge products with Buffalo Wild Wings, which places so much emphasis on customer experience and entertainment."

The multi-year agreement follows a successful test of the tablets in approximately 30 Buffalo Wild Wings locations. The next-generation technology was very enthusiastically received and widely used by a variety of Guests - ranging from groups of adult sports fans to families with younger children, Edelman said.

- In March 2014, BWLD announced that they would be partnering with NTN Buzztime (AMEX: NTN) as the technology provider for its system-wide tablet rollout
- According to NTN's 2014 10-K, as of March 2015, "approximately 3,000 venues in the U.S. and Canada subscribe to our interactive entertainment network, of which approximately 37% are using our BEOND platform"
  - This implies that BEOND systems were deployed in approximately 1,100 venues
  - As of 3/29/15, BWLD had 1,083 system units, with tablets deployed in ~866 of them (~80% of system)
  - ***Thus, BWLD units accounted for nearly all of NTN's BEOND tablet installations at the time of its rollout***, representing a significant risk of counterparty concentration to BWLD
- Importantly, ***NTN had been Buffalo Wild Wings' longtime provider of Playmaker trivia consoles, and did not have any prior experience with ordering or payment technology***

MARCATO

Source: Company filings and presentation transcripts.

32

  *   TOP LEADERS IN TABLETS HAVE SIGNIFICANTLY MORE EXPERIENCE WITH LARGER CHAINS  Source: Company filings.  If you were a Top-20 national restaurant chain, which technology provider would you go with?  Significant Customers  Tablet Ordering Rolled Out?  National Chains  National Chains  Smaller Concepts        Tablet Payment Rolled Out?      

  *   BUZZTIME HAS STILL NOT MET INITIAL GOALS TO ACHIEVE PAYMENT FUNCTIONALITY  Source: Company filings.  “[VP of Guest Experience and Innovation Ben] Nelsen noted that he expects an ordering and payment feature will be available on the tablets in the second half of 2014”– BWLD Press Release dated 3/6/14  “[W]e launched a digital menu and payment functionality pilot test at Buffalo Wild Wings at 15 sites, which was completed on October 2, 2016. We and the other market test solution have submitted initial proposals to Buffalo Wild Wings and expect a decision…by early January 2017”– NTN Q3’16 10-Q dated 11/9/16

  *   BWLD HAS BALKED AT SEEKING A QUALIFIED PROVIDER OF TABLET ORDERING & PAYMENT TECHNOLOGY IN ORDER TO AVOID DISAPPOINTING ITS TRIVIA PLAYERS  Source: Company filings and presentation transcripts.  “So ideally, I would love to be ordering and paying right now on tablets at the restaurant…But as we look at it, we have always been known for gaming and trivia in our restaurants and we use Buzztime tablets. So we wanted to have a tablet that allowed both our gaming and our trivia to be on the same tablet as your order, which we accomplished, but we hadn’t been able to figure out the pay part. These are tablets that are using wireless and the PCI and the security around credit cards has just been much more difficult to accomplish than we thought. So you would have ended up with two different tablets”– 6/1/16 Sanford C. Bernstein Conference

  *   ASSURANCES ABOUND BUT RESULTS ELUDE  “We are exploring multiple payment platforms in really what is a very unsettled space. And until we have some concrete updates on that, I'm a little reluctant to give a specific date. What we will do is continue to update you as we make progress. But I can tell you, it's an area of focus for us, and we are driving forward with it.””– 10/28/15 Earnings Call  “And don’t worry, menu ordering is coming…Our goal is to have this functionality on tablets in all Company-owned locations by the end of 2014…[and] we believe guest payment via tablet will be available in 2015”– 4/2/14 Analyst Day  Source: Company filings and presentation transcripts.

  *   ADMITTING FAILURE, MANAGEMENT ACKNOWLEDGES HABIT OF OVER-PROMISING  “If [I knew three years ago what I know about tablets today] we wouldn’t have said a thing on any call, because I think technology changed and now we’re really pleased with where we are, but we set expectations that just weren’t achievable”– 8/16/16 Analyst Day  Source: Company filings and presentation transcripts.

 IV. Guest experience captains   *

OVERVIEW – GUEST EXPERIENCE CAPTAINS

- In 2012, BWLD announced the creation of the Guest Experience Captain, a new restaurant role focused on interacting with guests and alleviating the burden on wait staff to execute tasks not related to delivering food, such as changing channels, instructing guests how to use tabletop tablets, offering beer samples, etc.
- Throughout the program's rollout phase, management continued to assert that Guest Captains were producing sales uplifts, without actually quantifying the magnitude of these uplifts, or whether they were sufficient to offset the incremental labor costs from Guest Captains
- Eventually, management admitted that they had not established clear tools for isolating the economic impact of the program from the results of other initiatives, such as remodels
- By the 2016 Analyst Day, management abandoned the idea that Guest Captains produced positive financial results
- On the Q3'16 and Q4'16 earnings calls, management shifted tone, suggesting that reducing Guest Captain staffing hours would be a source of margin opportunity going forward
- We believe that any savings from reducing Guest Captain hours are purely the result of rolling back management's poorly-formulated and wasteful initiative after years of failing to quantify or track results

MARCATO

39

 “The primary goal is to make sure that you can get the TV changed to your channel if you wanted to[; if] you want to do a Blazin' Challenge, [that] somebody is going to make that happen…So some of it's [trial of food], but it isn't approached…as a sales driver”– UBS Global Consumer Conference, 3/13/14   *   CAPTAINS ROLLED OUT DESPITE UNCLEAR INTENT OR ABILITY TO PROFITABLY DRIVE SSS  Source: Company filings and presentation transcripts.  “[I]t's always important to remember that our view is the Guest Experience Captains are one component of an integrated Guest Experience business model…Year-over-year, we've seen a 70 basis point increase in our guest loyalty index [and] we think the model which the captains are part of is contributing to all of that success”– Q4 2014 Earnings Call, 2/5/15  Q4 2014 Earnings Call: “I think it's always important to remember that our view is the Guest Experience Captains are one component of an integrated guest experience business model….Year-over-year, we've seen a 70 basis point increase in our guest loyalty index for systemwide and again we think the model which the captains are part of is contributing to all of that success”

 “[N]ow we will be looking…also [at] community outreach…are there dollars that were typically or historically marked for local store marketing that we can shift to that [Captain]?”– Q1’15 Earnings Call, 4/28/15  “But ultimately the Guest Experience Captain has to pay for itself…and part of that is…the additional marketing programs that they’re going to be responsible for”– Wells Fargo Retail & Restaurant Summit, 10/1/13  “[W]e may redeploy some of those hours, but…have them more outwardly community marketing-focused”– 2016 Analyst Day, 8/16/16   *   INCREASING CAPTAINS’ ROLE IN LOCAL MARKETING DISCUSSED AS OPTION FOR 3 YEARS  Source: Company filings and presentation transcripts.  2013  2015  2016

  *   WHEN ASKED, MGMT. IS UNABLE TO ISOLATE IMPACT OF CAPTAINS FROM OTHER INITIATIVES, OR QUANTIFY THE PROFITABILITY OF THE INITIATIVE  Source: Company filings and presentation transcripts.  Will Slabaugh, Stephens : “[O]n the Guest Experience Captain, in your view, has this been a big success? Has this position really carried its own weight at this point?”James Schmidt, COO: “We don't tend to break it into components…I think we attribute a lot of what we are seeing on same-store sales…to that business model…We are outpacing our franchisees who have not yet fully implemented the model. So we feel pretty confident that the model is bringing value.” – Q1 2015 Earnings Call, 4/28/15  Analyst asks specifically whether the Captain position was a profitable investment …  …COO equivocates:Guest Captains are an unquantifiable piece among many initiatives (in other words, nobody was tracking the isolated impact)Marcato notes: Increased SSS does not equate to profitability or returns!

  *   ULTIMATE FINANCIAL RESULTS DO NOT SUPPORT ECONOMIC IMPACT OF GUEST CAPTAINS  Source: Company filings and presentation transcripts.  “And as to the results, I would say it's mixed…[W]hen I say the results are mixed, the financial metrics are mixed. I would say that the guests love it. I have never heard -- I haven't heard a negative comment saying, wow, I really didn't like having this person come and help with whatever I needed.”– 8/16/16 Analyst Day  Lack of negative feedback is a weak standard for guest satisfaction, let alone overall success of the initiative  Even when confronted with clear negative financial results, CEO Sally Smith refuses to acknowledge failure

EXPECTATIONS THAT INCREMENTAL LABOR WOULD "LEVERAGE" NEVER MATERIALIZED

10/27/14: *"And so you've got some inefficiency of scheduling…[I]t takes probably three to five months to get fully up to speed with that position. So once we start lapping that, **we do expect leverage on just normalized same-store sales**"*

4/28/15: *"For the full year, **our current estimate is that labor will be flat to the prior year** and **we will continue to explore opportunities to efficiently manage labor costs** while delivering an excellent guest experience"*

FROM Q3'12 TO Q3'16, LABOR AS A % OF SALES INCREASED 192 BPS WHILE AUVs WERE UP 14%: LABOR **HAS NOT** LEVERAGED



30.1%
30.2%
30.2%
31.2%
30.3%
30.0%
30.5%
31.3%
31.9%
31.1%
31.4%
32.2%
32.2%
30.9%
30.8%
32.0%
32.0%
+192 bps
Q3'12 Q4'12 Q1'13 Q2'13 Q3'13 Q4'13 Q1'14 Q2'14 Q3'14 Q4'14 Q1'15 Q2'15 Q3'15 Q4'15 Q1'16 Q2'16 Q3'16
Labor as % of Sales

Weekly AUVs(1) $52.6 → $59.7 **+14%**

MARCATO

Source: Company filings and presentation transcripts.
Note: Q3 2012 represents quarter immediately prior to announcement of the creation of the Guest Captain position.
(1) Average Unit Volumes. Refers to Company-owned units only, in $000s.

44

"LEVERAGE" OBSERVED IN Q4'16 WAS ONLY DUE TO ROLLING BACK CAPTAIN HOURS

IMPROVEMENT IN Q4'16 DUE TO LOWER CAPTAIN STAFFING



32.0%
-23 bps
31.8%
Q3'16
Q4'16
Labor as % of Sales

- On the Q3'16 earnings call, management announced that they planned to reduce / "optimize" Guest Captain hours to achieve 30bps of margin improvement, of which 23 bps materialized
- We believe that management's inability to achieve "leverage" on labor over a four year period indicates that the Guest Captain program was a failed experiment
- The fact that, after years of hopeful discussion, management was able to lower its labor costs as a percentage of restaurant sales in an otherwise highly-inflationary wage environment by cutting Captain hours indicates that the Guest Captain program was a negative-ROI initiative

MARCATO

Source: Company filings and presentation transcripts.

45

  *   MANAGEMENT HAS BEEN “REFINING” GUEST CAPTAIN HOURS FOR FOUR YEARS  Source: Company filings and presentation transcripts.  2/12/13: “Now we want to tweak the hours. We’ve found we don’t necessarily need that full complement perhaps at the lunch hour”  4/29/13: “We continue to refine the number of hours and the number of guest experience captains that we have on in any restaurant”  5/8/13: “[S]ome of the refinements are, are we getting the appropriate day parts?…do we need to have multiple Captains on a particular shift?”  6/3/13: “Now we are taking the time to tweak it to say, okay, where does it make sense from a labor standpoint?”  7/30/13: “[W]e’ve been tweaking it and I would say that definitely we will get labor closer to historical levels”  10/1/13: “We really want to understand what the optimal number of hours that we can have in a restaurant [is]”  11/14/13: “One of the things that we continue to do…is being able to make sure we target the right day parts for that Captain”  2/4/14: “[W]e have continued to revise our scheduling templates to get what we think is a more optimal amount of Captain hours”  2/5/15: “From a labor standpoint, we also will improve as we go through the year. We think there are efficiencies that we can gain”  10/27/14: “We do expect labor to leverage. A lot of that has to do with inefficiency of scheduling as you are rolling these out to new stores”  7/29/14: “[W]e had really revised our schedule for Captains…I just think we’re experiencing some inefficiencies”  4/28/14: “Over time we’ve refined that and optimized it. And again, we continue to refine the program and get better at the program and its execution”

 “We plan to evolve the Captain position”“We are working on improving our productivity, consistently adjusting our labor-to-sales trends and using our Captain hours more efficiently and effectively”“I think we’ve also got certainly the Operations Team focused on…taking a look at the Guest Experience Captains to say, okay, let’s utilize those hours in the most efficient manner”“Certainly [our goal is to] focus on labor from an hours [perspective], deploying Guest Experience Captains, etc.”– 2016 Analyst Day, 8/16/16   *   AFTER YEARS OF UNFULFILLED PROMISES, WHAT MAKES THIS TIME ANY DIFFERENT?  Source: Company filings and presentation transcripts.  Q4 2014 Earnings Call: “I think it's always important to remember that our view is the Guest Experience Captains are one component of an integrated guest experience business model….Year-over-year, we've seen a 70 basis point increase in our guest loyalty index for systemwide and again we think the model which the captains are part of is contributing to all of that success”

  *   REALIZING PROGRAM IS UNECONOMICAL, MGMT. NOW SEES REDUCING CAPTAIN HOURS AS AN OPPORTUNITY FOR MARGIN IMPROVEMENT  Source: Company filings and presentation transcripts.  “We’re optimizing the hours of our Guest Experience Captains based on restaurant sales levels. We estimate this will improve our labor as a percent of restaurant sales”– Q3 2016 Earnings Call, 10/26/16   Rolling back the excessive expense from an ill-advised, poorly-executed, multi-year initiative is not a true “improvement”—it is a veiled admission of value destruction

HISTORY OF OVER-PROMISING AND UNDER-DELIVERING WITH NO ACCOUNTABILITY

- Buffalo Wild Wings has an unfortunate history of misrepresenting that they are on the verge of rolling out new initiatives that will improve performance and shareholder value
- This pattern is observable throughout the business, but these materials will focus on four areas:
  - "4-Wall" Margin Targets
  - International Development
  - Technology & Innovation
  - Guest Experience Captains
- Management has repeatedly failed to deliver on its stated goals without any recognition of or explanation for these shortfalls
- **The Board has failed in its responsibility to provide oversight and accountability on behalf of shareholders for management's mishandling of critical business-driving initiatives**

MARCATO

49

*   MARCATO’S NOMINEES HAVE SIGNIFICANT EXPERTISE IN CRITICAL BUSINESS AREAS LACKING AMONG CURRENT DIRECTORS  Source: BWLD 2015 Form DEF-14A filed 3/25/16. Company press releases.